UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934

                  (Amendment No. ____________)*


                     PERRY DRUG STORES, INC.
                        (Name of Issuer)


                             COMMON
                 (Title of Class of Securities)


                            71461110
                         (CUSIP Number)


Check the following box if a fee is being paid with this
statement   X .























                        Page 1 of 5 Pages


CUSIP No. 71461110            13G                      Page 2 of 5 Pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DAVID L. BABSON & CO., INC.
          IRS I.D. NO. 04-1054788

2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)
                                                     (b)  X

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          One Memorial Drive
          Cambridge, MA 02142-1300

NUMBER OF           5.   SOLE VOTING POWER
SHARES
BENEFICIALLY                  790,000
OWNED BY
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON                        98,600
WITH
                    7.   SOLE DISPOSITIVE POWER

                              888,600

                    8.   SHARED DISPOSITIVE POWER

                              NONE

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          888,600

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.39%

12.  TYPE OF REPORTING PERSON*

          I A


                        Page 2 of 5 Pages


                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934


PERRY DRUG STORES, INC.
(Name of Issuer)


David L. Babson & Company, Inc.
(Name of Person(s) filing Statement)


Common Stock
(Title of class of securities)


71461110
(CUSIP Number)


Edson B. Olds, IV
Senior Vice President and Treasurer
David L. Babson & Company, Inc.
One Memorial Drive
Cambridge, MA 02142-1300      (617) 225-3800
(Name, address and telephone number of person authorized to receive notices and communications)


December 31, 1993
(Date of event which requires filing of this Statement)


X    Filing Fee Enclosed












                        Page 3 of 5 Pages


ITEM 1(a)NAME OF ISSUER:

                    PERRY DRUG STORES, INC.

     1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    J. A. Robinson, Chairman
                    5400 Perry Drive
                    P. O. Box 436021
                    Pontiac, MI 48343

ITEM 2(a)      NAME OF PERSON FILING:
                    David L. Babson & Company, Inc.

     2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                    One Memorial Drive
                    Cambridge, Massachusetts 02142-1300

     2(c)      CITIZENSHIP:
                    United States

     2(d)      TITLE OF CLASS OF SECURITIES:
                    Common

     2(e)      CUSIP NUMBER:
                    71461110

ITEM 3         If this statement is filed pursuant to Rules 13d-
               1(b) or 13d-2(b), check whether the person filing is a:

     3(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

ITEM 4         OWNERSHIP.
               If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b) (2), if applicable, exceeds five percent, provide the following information as of that date identify those shares which there is a right to acquire.

     4(a)      Amount Beneficially Owned:
                    888,600

     4(b)      Percent of Class:
                    7.39%

     4(c)      Number of shares as to which such person has:

        (i)    sole power to vote or direct the vote 790,000

       (ii)    shared power to vote or direct the vote 98,600

      (iii) sole power to dispose or to direct the dispositon of 888,600

       (iv) shared power to dispose or to direct the disposition of NONE

                        Page 4 of 5 Pages


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON

               Not applicable

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY

               Not applicable

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP

               Not applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10   CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date           1/24/94

Signature      /s/ Edson B. Olds, IV

Name/Title     Edson B. Olds, IV
               Senior Vice President and Treasurer








                       Page 5 of 5 Pages